Exhibit 5.1
May 27, 2011
Board of Directors
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
Re:	Donegal Group Inc. (the “Company”) Registration Statement on Form S-8 4,200,000 Shares of Class A Common Stock
Ladies and Gentlemen:
     We have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale by the Company of up 4,200,000 shares (the “Shares”) of Class A common stock, $.01 par value, of the Company. The Shares consist of up to 300,000 shares the Company may issue under its 2011 Employee Stock Purchase Plan, up to 3,500,000 shares the Company may issue under its 2011 Equity Incentive Plan for Employees and up to 400,000 shares the Company may issue under its 2011 Equity Incentive Plan for Directors (collectively, the “Plans”).
     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s certificate of incorporation and by-laws, as amended to date, its corporate minutes and other proceedings and its records relating to the authorization, sale and issuance of the Shares and the adoption of the Plans, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plans under which the Share may be issued, the Share will be legally issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law. We hereby consent to the use of our name under Item 5 “Interests of Named Experts and Counsel” of the Registration Statement.
Sincerely,
/s/ Duane Morris LLP